Exhibit 99.2

REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$5,000,000.00
Note Date: January 12, 2009	Maturity Date: May 18, 2009

On or before May 18, 2009, Dakota Ethanol, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Five Million and no hundredths Dollars ($5,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the Construction Loan Agreement executed by the BANK and BORROWER dated as of September 25, 2000, as it may, from time to time, be amended.

Interest on the principal amount outstanding shall accrue from time to time at a rate (the “RATE”) equal to two (2%) percent higher than the BASE RATE in effect from time to time until maturity, and four and one-half (4.5%) per cent above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise.  Provided, however, at no time shall the RATE be less than five (5%) percent per annum.  For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”. Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE.  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.  Interest on the REVOLVING LOAN shall be payable quarterly.

This note is executed pursuant to a Construction Loan Agreement dated as of September 25, 2000, between BANK and BORROWER (the “AGREEMENT”) as it may be amended from time to time.  The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.

As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.

Executed as of the 12th day of January, 2009

Dakota Ethanol, L.L.C.

By:	/s/ Brian Woldt
Brian Woldt, Chairman of the Board of Governors

NOTARY ACKNOWLEDGMENT

STATE OF SOUTH DAKOTA)
)	ss.
COUNTY OF LAKE )

On this 16 day of January 2009, before me, the undersigned, a Notary Public, personally appeared Brian Woldt, the Chairman of the Board of Governors of Dakota Ethanol, L.L.C., who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the company.

9-22-2013	/s/ Alan May
Notary Public